Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL EXPANDS ITS BOARD OF DIRECTORS

Branchburg, NJ, September 29, 2005 -- LifeCell Corporation (NASDAQ: LIFC) announced today that it has expanded its Board of Directors and approved the appointment of Messrs. Michael R. Minogue and Robert P. Roche, Jr. to fill the newly created positions, effective as of October 1, 2005.

Mr. Minogue currently serves as Chairman of the Board, Chief Executive Officer and President of ABIOMED, Inc. (NASDAQ: ABMD), a leading developer, manufacturer and marketer of medical device products designed to assist or replace the pumping action of failing hearts. Prior to joining ABIOMED in April 2004, he held various senior management positions during a twelve year career at GE Medical Systems. Prior to joining GE, Mr. Minogue served four years on active duty in the U.S. Army, including completion of Army Ranger training. Mr. Minogue received his Bachelor’s degree in Engineering from the United States Military Academy at West Point and his MBA from the University of Chicago. Mr. Minogue will serve on LifeCell’s Nominating and Corporate Governance Committee.

Mr. Roche currently serves as Executive Vice President, Worldwide Pharmaceutical Operations of Cephalon, Inc. (NASDAQ: CEPH), a biopharmaceutical company specializing in drugs to treat and manage neurological diseases, sleep disorders, cancer and pain. Prior to joining Cephalon in 1995, he served as Director and Vice President, Worldwide Strategic Product Development, for SmithKline Beecham's central nervous system and gastrointestinal products business. Mr. Roche joined SmithKline in 1982 and during his career there held various senior marketing and management positions, including several international assignments. Mr. Roche graduated from Colgate University and received his MBA from The Wharton School, University of Pennsylvania. Mr. Roche will serve on LifeCell’s Compensation Committee.

About LifeCell

LifeCell develops and markets products made from human tissue for use in reconstructive, orthopedic and urogynecologic surgical procedures. The Company's patented technology produces a unique regenerative human tissue matrix -- a complex three-dimensional structure that contains an array of proteins, growth factor binding sites and vascular channels -- that provides a complete template for the regeneration of normal human tissue. LifeCell’s current products include: AlloDerm® for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm suitable for injection; GraftJacket® and GraftJacket® Xpress for orthopedic applications and lower extremity wounds; AlloCraft™DBM, for bone grafting procedures; and Repliform® for urogynecologic surgical procedures.

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LifeCell markets AlloDerm for plastic reconstructive, general surgical and burn applications through its direct sales organization. The Company’s strategic sales and marketing partners include: Wright Medical Group, Inc. for GraftJacket, Stryker Corporation for AlloCraftDBM, Boston Scientific for Repliform, and BioHorizons for periodontal applications of AlloDerm. The Company's research and development initiatives include programs focused on extending the use of its regenerative tissue matrix products into new surgical applications, leveraging its core technology to other tissues, including non-human tissues and expanding its product line in the rapidly growing biologic market. LifeCell maintains a website at www.lifecell.com.

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